Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

FAIRPOINT COMMUNICATIONS DECLARES
SECOND QUARTER DIVIDEND

CHARLOTTE, N.C. (June 18, 2008) – The Board of Directors of FairPoint Communications, Inc. (NYSE: FRP) today declared a quarterly dividend of $0.2575 per share on FairPoint’s common stock.  This dividend will be payable on July 18, 2008 to stockholders of record at the close of business on July 2, 2008. As previously announced, FairPoint agreed to a dividend reduction of 35 percent from the prior quarterly dividend of $0.39789 per share (or $1.59 per share annually). The dividend reduction was mandated by the Public Utility Commissions in Maine and New Hampshire and the Public Service Board in Vermont as a condition to receive regulatory approval of the transaction in which FairPoint acquired Verizon Communications’ landline and certain related operations in Maine, New Hampshire and Vermont.

About FairPoint
FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates 32 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.FairPoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Quarterly Report on Form 10-Q on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

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